Exhibit 99.1


                      CORECOMM LIMITED ANNOUNCES PRICING OF
                         CONVERTIBLE SUBORDINATED NOTES

     New York, New York (October 1, 1999) - CoreComm Limited (NASDAQ:"COMM") announced that it has priced a private placement of $150 million 6% Convertible Subordinated Notes Due 2006 (the "Convertible Notes"). CoreComm also granted an over-allotment option of an additional $25 million of Convertible Notes in connection with the private placement. The Convertible Notes are convertible into CoreComm common stock and have a conversion price of $41.09 per share. On September 30, 1999, the last sale price of CoreComm common stock on the NASDAQ National Market was $32 15/16 per share. The proceeds from the sale of the Convertible Notes will be used for working capital and other general corporate purposes. The Convertible Notes will not be and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the Convertible Notes will be offered and sold within the United States only to "qualified institutional buyers" under Rule 144A and to a limited number of "accredited investors."


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     For further  information  contact:  Michael A.  Peterson,  Vice President -
Corporate Development; Kathleen Makrakis, Director-Investor Relations or Richard
J. Lubasch, Senior Vice President - General Counsel (212)-906-8457